Exhibit 99.1

Corautus Genetics Reports First Quarter 2005 Financial Results

          ATLANTA, May 17 /PRNewswire-FirstCall/ -- Corautus Genetics Inc. (Nasdaq: VEGF), a biopharmaceutical company dedicated to the development of innovative gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease, today reported its financial results for the first quarter of 2005.

          Financial Highlights:
          For the first quarter of 2005, Corautus incurred a net loss of $4,280,000, or $0.29 per share, as compared to a net loss of $2,593,000, or $0.22 per share, in the same period of 2004.

          Revenues for the first quarter of 2005 and 2004 were each $21,000, all of which result from the amortization of a payment received for the sublicense of certain patents to Boston Scientific Corporation concurrent with their investment in July 2003.

          Operating expenses for the first quarter of 2005 were $4,273,000 as compared to $2,561,000 for the first quarter of 2004, an increase of $1,712,000 or 67%. Included in operating expenses were research and development costs totaling $3,340,000 for the first quarter of 2005 as compared to $1,413,000 for the same period in 2004, an increase of $1,927,000 or 136%. The increase in research and development costs was primarily related to the ongoing GENASIS (“Genetic Angiogenic Stimulation Investigational Study”) Phase IIb clinical trial for the treatment of severe angina and expenses incurred for the manufacturing of the VEGF-2 therapeutic for a Phase III trial and commercialization.

          General and administrative expenses for the first quarter of 2005 were $934,000 as compared to $1,148,000 for the first quarter of 2004, a decrease of $214,000 or 19%. The decrease in general and administrative expense was primarily due to lower legal and investor relations costs.

          Clinical Study Highlights:
          Corautus is currently conducting the largest clinical trial of its kind (the GENASIS trial) to evaluate the safety and efficacy of Vascular Endothelial Growth Factor-2 (VEGF-2) for the treatment of severe angina associated with cardiovascular disease. The double-blinded, placebo-controlled study commenced in the Fall of 2004, and through May 13, 2005, 75 patients have been treated in the study nationwide. There are currently 20 sites qualified to treat patients in this clinical study, with the goal of approximately 30 participating sites.  Corautus anticipates that the complete enrollment target of 404 patients will be achieved in the first quarter of 2006.

          Corautus announced on March 22, 2005 that the U.S. Food and Drug Administration (FDA) approved several amendments to the original clinical trial protocol for GENASIS, relating to patient enrollment requirements for the trial.  Based on input from cardiologists participating in the trial and the members of the GENASIS steering committee, Corautus entered into dialogue with the FDA to create several significant amendments to the original trial protocol. The changes will have the effect of broadening the base of patients who are eligible to enroll in the study, and therefore is expected to accelerate patient recruitment.

          On March 30, 2005, Corautus announced that as the result of its scheduled interim safety analysis, the independent Data Monitoring Committee (DMC)recommended the continuation of GENASIS trial to evaluate the safety and efficacy of VEGF-2 for the treatment of patients with severe angina.

          Management Discussion:
          Richard E. Otto, President and CEO of Corautus Genetics Inc., stated, “The first quarter of 2005 was very active, as we continued our focus on enrolling patients who suffer from severe angina and qualifying clinical study sites in the GENASIS trial.

          “A significant milestone accomplishment during the quarter was the review, by the independent DMC, of data on the first 54 patients treated in the GENASIS trial.  The result of that independent review was the DMC’s recommendation that the trial continue.  And importantly, the result provided additional evidence to the results of the earlier Phases I and IIa trials (which were conducted beginning over two years ago in which 55 patients had been treated) that safety of the VEGF-2 therapeutic has not been an issue of concern.

          “In January we held the first meeting of our Steering Committee and in February held our first formal principal investigator/coordinator meeting attended by over 70 participants.  With the input from those two meetings and other cardiologists in the GENASIS trial, we submitted to the FDA several amendments to the original protocol and promptly received approval.  The approved amendments, mostly related to patient enrollment requirements, will have the effect of broadening the base of patients who are eligible to enroll in the trial and is expected to accelerate patient recruitment.

          “Another very significant milestone for the Company during the quarter has been the relationship established with Boehringer Ingelheim, the company we have chosen to manufacture VEGF-2 for Phase III and commercialization.  We have been working with Boehringer Ingelheim since last Fall.  We have been operating under production plans that will produce clinical material to enable commencing a Phase III clinical trial next summer.  Through our recent production activities with Boehringer Ingelheim, we have built a strong working relationship that resulted in a significant contract that will produce VEGF-2 going forward, meeting expanded portfolio applications and future commercialization needs.  With our contract now signed, and with the experience of working together with Boehringer Ingelheim for over six months, we feel confident in our manufacturing plans.

          “Additionally, we announced earlier this month that Michael Steele joined the company as our Vice President - Business Development.  Mike will have the responsibility of leading Corautus’ business development activities, including investor and media relations, business collaboration and partnering opportunities.  We are pleased to have someone of Mike’s caliber to lead these activities going forward.

          “Moreover, I am extremely proud of the outstanding accomplishments of our lean, but efficient and dedicated staff, who continue to make progress to take Corautus to the next level of its corporate development.  While the focus will remain on the GENASIS trial, we are also now poised to consider portfolio expansion opportunities.  Recently, for example, we began activities to support using VEGF-2 in a Phase I trial for diabetic neuropathy. We also have prior clinical trial data in the area of peripheral artery disease which provides further opportunities to consider using VEGF-2 in broad or limited segments of this vast market opportunity.

          “I believe Corautus has distinguished itself among companies operating in our market space.  We have surrounded ourselves with recognized cardiologists who are the thought leaders in angiogenesis and clinical trial design, as well as those who are active investigators in the enrollment and treatment of patients suffering from severe angina.  I also believe our statistical advisors are among the most widely recognized leaders in their field anywhere in the world.  And with key alliances with such world-class organizations as Boston Scientific Corporation (NYSE: BSX), Human Genome Sciences (Nasdaq: HGSI) and Boehringer Ingelheim, we feel poised to demonstrate a successful score in breakthrough biological technology.

          “In summary, I am extremely pleased with the accomplishments of Corautus in the first quarter.  Our plan is to continue thinking with a broad vision but to keep performing with focus; and thus make each step going forward a solid accomplishment.”

          Conference Call:
          As previously announced, Corautus will webcast a conference call to discuss the results and progress of its therapeutic development program Tuesday, May 17, 2005 at 11:00 A.M. Eastern time. To access the live webcast, please log on to the Company’s website at http://www.corautus.com and go to the Investor Relations section. Alternatively, domestic callers may participate in the conference call by dialing (800) 591-6944, and international callers may participate in the conference call by dialing (617) 614-4910. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Domestic callers can access the replay by dialing (888) 286-8010, and international callers can access the replay by dialing (617) 801-6888; the PIN access number is 46743401.

          About Corautus Genetics
          Corautus Genetics Inc. is a clinical-stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor-2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a strategic alliance with Boston Scientific Corporation (NYSE: BSX) to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit http://www.corautus.com .

          Forward-Looking Statements
          This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, and in particular whether changes to the protocol will accelerate trial enrollment and whether early-stage clinical trial results are any indication of results in subsequent clinical trials, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products on a cost efficient basis, approval of our product candidates, meeting additional capital requirements, benefits from listing on the Nasdaq Stock Market, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ Annual Report on Form 10-K for 2004 filed on March 22, 2005, which are incorporated by reference into this press release.

          CONTACT: Investor and Media Relations, Michael K. Steele of Corautus Genetics Inc., 404-526-6212, msteele@corautus.com

          Corautus Genetics Inc.
          Condensed Consolidated Balance Sheets (unaudited)

	March 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$20,291	$371,882
Short-term investments	20,715,000	24,115,000
Accounts receivable and other current assets	1,172,303	715,336
Total current assets	21,907,594	25,202,218
Property and equipment, net	104,647	92,832
Other assets	78,720	719,606
Total Assets	$22,090,961	$26,014,656
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,773,401	$1,724,332
Capital lease obligation, current portion	9,550	31,695
Deferred revenue, current portion	83,333	83,333
Lease settlement obligation, current portion	1,757,014	736,378
Total current liabilities	3,623,298	2,575,738
Notes and interest payable	10,485,195	10,329,477
Lease settlement obligation, net of current portion	—	1,078,910
Deferred revenue, net of current portion	777,778	798,611
Total liabilities	14,886,271	14,782,736
Total stockholders’ equity	7,204,690	11,231,920
Total Liabilities and Stockholders’ Equity	$22,090,961	$26,014,656

          Corautus Genetics Inc.
          Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended March 31,

	2005	2004

Revenue	$20,833	$20,833
Costs and expenses:
Research and development	3,339,518	1,412,604
General and administrative	933,809	1,148,201
Total costs and expenses	4,273,327	2,560,805
Loss from operations	(4,252,494)	(2,539,972)
Other income, net	4,809	973
Interest expense	(173,369)	(83,940)
Interest income	141,189	30,028
Net loss	$(4,279,865)	$(2,592,911)
Basic and diluted loss per share	$(0.29)	$(0.22)
Number of weighted-average shares used in the computation of basic and diluted loss per share	14,674,536	11,807,077

SOURCE  Corautus Genetics Inc.
          -0-                                                  05/17/2005
          /CONTACT:  Investor and Media Relations, Michael K. Steele of Corautus Genetics Inc., +1-404-526-6212, or msteele@corautus.com /
          /Web site:  http://www.corautus.com /